U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM 10-SB

General Form for Registration of Securities

of Small Business Issuers

Under Section 12(b) or (g) of

the Securities Exchange Act of 1934

REGENESIS CENTERS, INC.

(Name of Small Business Issuer)

Florida	______________
(State or Other Jurisdiction of	I.R.S. Employer Identification Number
Incorporation or Organization)

250 N# 3rd Avenue #310, Delray Beach, Florida 33494

(Address of Principal Executive Offices including Zip Code)

561- 276-9425

(Issuer’s Telephone Number)

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock $.001 Par Value

(Title of Class)

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

REGENESIS CENTERS, INC.

By: /s/ Anne Invernale
Anne Invernale,
President, Chief Executive Officer,
Chief Financial Officer, Secretary &
Director

August 16 , 2005